Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Thomas Smith Ogilvy PR Worldwide 909 Third Avenue New York, NY 10022

(919) 941-5206	(212) 880-5269
rkatz@icagen.com	thomas.smith@ogilvypr.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Research Triangle Park, NC (May 13, 2005) – Icagen, Inc. (NASDAQ: ICGN) today reported financial results for the first quarter ended March 31, 2005. For the first quarter of 2005, net loss increased to $5.3 million from $4.1 million for the first quarter of 2004, an increase of 29%, due primarily to higher research and development expenses and general and administrative expenses offset in part by an increase in revenues.

Revenues for the first quarter of 2005 totaled $2.0 million, as compared to $844,000 during the same period in 2004, an increase of 140%. The increase in revenues for the first quarter of 2005, as compared to 2004, was primarily due to the initiation in June 2004 of the Company’s collaboration with McNeil Consumer & Specialty Pharmaceuticals for the further clinical development of ICA-17043 for the chronic oral treatment of sickle cell disease.

Operating expenses for the first quarter of 2005 totaled $7.6 million, as compared to $5.0 million during the same period in 2004, an increase of 52%. The increase in operating expenses for the first quarter of 2005, as compared to 2004, was primarily due to increased research and development expense related to the development of ICA-17043 for the treatment of sickle cell disease and the Company’s program in epilepsy and neuropathic pain. In addition, general and administrative expense increased, primarily as a result of expenses associated with operating as a public company.

The Company ended the first quarter of 2005 with $61.9 million in cash and cash equivalents. During the first quarter of 2005, the Company completed its initial public offering. Net proceeds from the offering, including the partial exercise of the underwriters’ over-allotment option and after deducting underwriters’ discounts and commissions and offering expenses, were approximately $35.3 million.

P. Kay Wagoner, Ph.D., CEO of Icagen, noted, “Icagen continued to make strong progress during the first quarter of 2005. During the quarter, the Company announced the initiation of enrollment in our pivotal Phase III trial of ICA-17043 for the chronic oral treatment of sickle cell disease. Also during this period, the Company completed its initial public offering, providing the capital required to continue to advance the Company’s research and development efforts.”

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 am EST.

To listen to the conference call, please dial:

•	800-967-7140 United States and Canada

•	719-457-2629 International

The access code for the call is 8974996.

A playback of the call will be available from approximately 1:00 pm Eastern Standard Time on May 13 through May 20, 2005 and may be accessed by dialing:

•	888-203-1112 United States and Canada

•	719-457-0820 International

Please reference reservation number 8974996.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

•	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials;

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

•	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Astellas Pharma, Inc., formerly Yamanouchi Pharmaceutical Co., Ltd., and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Certain Factors That May

Affect Future Results” in the Company’s Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

	Icagen, Inc. Condensed Statements of Operations
	(in thousands, except share and per share data) (Unaudited)
	Three Months Ended March 31,
	2005	2004
Collaborative research and development revenues:
Research and development fees	$1,074	$844
Reimbursed research and development costs	949	—

Total collaborative research and development revenues	2,023	844

Operating expenses:
Research and development	6,528	4,397
General and administrative	1,043	594

Total operating expenses	7,571	4,991

Loss from operations	(5,548)	(4,147)
Other income, net	237	27

Net loss	$(5,311)	$(4,120)

Net loss per share - basic and diluted	$(0.40)	$(2.71)

Weighted average common shares outstanding - basic and diluted	13,136,228	1,521,190

Pro forma net loss per share assuming conversion of preferred stock - basic and diluted	$(0.27)	$(0.25)

Pro forma weighted average common shares outstanding - basic and diluted	19,393,588	16,256,473

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding Preferred Stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

	Icagen, Inc. Reconciliation of Historical and Pro Forma Results
	(in thousands, except share and per share data) (Unaudited)
	Three Months Ended March 31,
	2005	2004
Historical:
Numerator:
Net loss	$(5,311)	$(4,120)

Denominator:
Weighted-average common shares outstanding - basic and diluted	13,136,228	1,521,190

Net loss per share - basic and diluted	$(0.40)	$(2.71)

Pro Forma:
Numerator:
Net loss, as reported	$(5,311)	$(4,120)

Denominator:
Shares used above	13,136,228	1,521,190

Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis	6,257,360	14,735,283

Shares used to compute pro forma basic and diluted net loss per share	19,393,588	16,256,473

Pro forma net loss per share - basic and diluted	$(0.27)	$(0.25)

	Icagen, Inc. Condensed Balance Sheets
	(in thousands)
	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$61,929	$30,217
Other current assets	2,937	3,460
Property and equipment, net	1,792	1,906
Technology licenses and related costs, net	2,461	2,506
Other long-term assets	48	48

Total assets	$69,167	$38,137

Liabilities and stockholders’ equity
Current liabilities	$7,637	$6,671
Deferred revenue, less current portion	13,258	13,507
Equipment debt financing, less current portion	666	732
Stockholders’ equity	47,606	17,227

Total liabilities and stockholders’ equity	$69,167	$38,137